EXHIBIT 10.b.1.(v)
ALEXANDER & BALDWIN, INC.
AMENDMENT NO. 1 TO ALEXANDER & BALDWIN, INC.
AMENDED AND RESTATED 2012 INCENTIVE COMPENSATION PLAN

The Alexander & Baldwin, Inc. Amended and Restated 2012 Incentive Compensation Plan (the “Plan”), is hereby amended effective April 26, 2021.

1. The last paragraph of Section I.B.1. of Article 3 of the Plan is hereby amended in its entirety to read as follows:

“The foregoing minimum vesting requirements shall not be applicable to any Awards made under the Stock Issuance Program to an individual who is at the time of such Award serving solely in the capacity of a non-employee Board member; provided, however, that any Award made under the Stock Issuance Program to such non-employee Board member must have a minimum vesting period of at least one year (which for any Award granted on the date of an annual meeting of stockholders of the Corporation shall be deemed satisfied if such Award vests upon the earlier of (i) the non-employee Board member’s completion of one (1) year of Board service measured from the Award date or (ii) immediately prior to the first regular annual meeting of stockholders of the Corporation that occurs in the year following the year of the Award date), with not greater than monthly pro-rated vesting over that period.”

2. Section I.B. of Article 5 of the Plan is hereby amended in its entirety to read as follows:

“B. Vesting of Awards and Issuance of Shares. Each restricted stock unit award made under this Article Five prior to October 24, 2017 vested in a series of three (3) successive equal annual installments upon the non-employee Board member’s completion of each year of Board service over the three (3)-year period measured from the Award date. Each restricted stock unit award made under this Article Five on or after October 24, 2017 and prior to April 27, 2021 shall vest in full upon the non-employee Board member’s completion of one (1) year of Board service measured from the Award date. Each restricted stock unit award made under this Article Five on or after April 27, 2021 shall vest in full upon the earlier of (i) the non-employee Board member’s completion of one (1) year of Board service measured from the Award date or (ii) immediately prior to the first regular annual meeting of stockholders of the Corporation that occurs in the year following the year of the Award date. Notwithstanding the foregoing, should a non-employee Board member cease Board service by reason of (i) death or Permanent Disability or (ii) retirement at or after age seventy two (72), then each restricted stock unit award made to such individual under this Article Five and outstanding at the time of such cessation of Board service shall immediately vest in full at that time. The shares of Common Stock underlying each restricted stock unit award which vests in accordance with the foregoing vesting provisions shall be issued as they vest; provided, however, that the Plan Administrator may allow one or more non-employee Board members to defer, in accordance with the applicable requirements of Code Section 409A and the regulations thereunder, the issuance of the shares beyond the vesting date to a designated date or until cessation of Board service or an earlier Change in Control.”

EXHIBIT 10.b.1.(v)
3. Except as modified by this Amendment No. 1 to the Plan, all the terms and provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Alexander & Baldwin, Inc. has caused this Plan Amendment No. 1 to be executed on this April 22, 2021.

ALEXANDER & BALDWIN, INC.

By /s/ Derek T. Kanehira
Derek T. Kanehira
Its Senior Vice President

By /s/ Alyson J. Nakamura
Alyson J. Nakamura
Its Vice President & Secretary